Prospectus Supplement No. 1                                                                                                        Registration No. 333-118377
to Prospectus August 31, 2004                                                                                                        Rule 424(b)(3) Prospectus

TOREADOR RESOURCES CORPORATION

        This prospectus supplement adds one selling stockholder, deletes another selling stockholder and updates, as of February 8, 2005, information about certain stockholders who may sell shares of common stock of Toreador Resources Corporation (“Toreador”) pursuant to the prospectus dated August 31, 2004. This prospectus supplement updates the number of shares of common stock beneficially owned by the selling stockholders as of February 8, 2005. This prospectus supplement should not be delivered or used without the prospectus. All capitalized terms used in this prospectus supplement are defined in the prospectus.

		NUMBER OF	NUMBER OF	PERCENTAGE
	NUMBER OF	SHARES	SHARES	OF SHARES
	SHARES	REMAINING	OWNED	OWNED
	OWNED AS OF	REGISTERED	AFTER THIS	AFTER THIS
NAME OF SELLING STOCKHOLDER	FEBRUARY 8, 2005	FOR RESALE	OFFERING	OFFERING

James R. Anderson	377,000(1)	375,000(2)	2,000	*

Karen Anderson	125,000(3)	125,000(4)	0	*

Roger R. Anderson	12,500(5)	12,500(5)	0

David M. Brewer(6)	1,386,494(7)	1,266,261(8)	120,233	*

PHD Partners, LP	219,962(9)	219,962(10)	0

Herbert L. Brewer(11)	320,110(12)	235,877(13)	84,233	*

Herbert L. and Paulyne Brewer 1992
Trust	62,500(14)	62,500(14)	0

William I. Lee(15)	1,230,107(16)	250,000(17)	980,107	8.07%

Wilco Properties, Inc.	137,650(18)	68,750(19)	68,900	*

John Mark McLaughlin(20)	289,134(21)	37,500(22)	251,634	2.07%

H.R. Sanders, Jr.(23)	62,250(24)	6,250(25)	56,000	*

Rich Brand	24,000(26)	24,000(26)	0

Nigel Lovett	16,800(27)	12,800(28)	4,000	*

RP&C International (Guernsey), Limited	3,200(29)	3,200(29)	0

Total	4,266,707	2,699,600	1,567,107

* Denotes less than one percent

(1)	Consists of 375,000 shares of common stock issuable upon the conversion of shares of Series A-1 Convertible Preferred Stock and 2,000 shares owned by his children in which he has indirect beneficial ownership. Mr. Anderson is the husband of Karen Anderson.

(2)	Consists of 375,000 shares of common stock issuable upon the conversion of shares of Series A-1 Convertible Preferred Stock.

(3)	Consists of 125,000 shares of common stock issuable upon the conversion of shares of Series A-1 Convertible Preferred Stock. Mrs. Anderson is the wife of James R. Anderson.

(4)	Consists of 125,000 shares of common stock issuable upon the conversion of shares of Series A-1 Convertible Preferred Stock.

(5)	Consists of 12,500 shares of common stock issuable upon the conversion of shares of Series A-1 Convertible Preferred Stock.

(6)	Mr. Brewer has been a Director of Toreador since December 31, 2001.

(7)	Includes (i) 1,266,261 shares of common stock held directly by Mr. David Brewer, (ii) 10,000 shares of common stock held by a profit sharing plan for Mr. David Brewer, (iii) 45,733 shares held directly by JD Associates, an investment joint venture formed by Messrs. David Brewer and Griesedieck, and (iv) 64,500 shares of common stock with respect to which Mr. David Brewer has the right to acquire upon exercise of options within 60 days of February 8, 2005.

(8)	Consists of 1,266,261 shares of common stock held directly by Mr. Brewer.

(9)	Consists of 219,962 shares of common stock issuable upon conversion of the Second Amended and Restated Convertible Debenture issued by Madison Oil Company to PHD Partners, LP. PHD Partners, LP is a partnership indirectly controlled by Mr. David Brewer, as the sole stockholder of the sole general partner of the partnership.

(10)	Consists of 219,962 shares of common stock issuable upon conversion of the Second Amended and Restated Convertible Debenture issued by Madison Oil Company to PHD Partners, LP.

(11)	Mr. Brewer has been a Director of Toreador since December 31, 2001.

(12)	Consists of (i) 222,610 shares of common stock held directly by Mr. Brewer, (ii) 35,000 shares of common stock with respect to which Mr. Brewer has the right to acquire upon the exercise of options within 60 days of February 8, 2005, and (iii) 62,500 shares of common stock which may be acquired by Mr. Brewer upon conversion of the Series A-1 Convertible Preferred Stock.

(13)	Consists of (i) 173,377 shares of common stock held directly by Mr. Brewer, and (ii) 62,500 shares of common stock which may be acquired by Mr. Brewer upon conversion of the Series A-1 Convertible Preferred Stock.

(14)	Consists of 62,500 shares of common stock which may be acquired upon conversion of the Series A-1 Convertible Preferred Stock. Mr. Herbert Brewer is the trustee of the Herbert L. and Paulyne Brewer 1992 Trust.

(15)	Mr. Lee has been a Director of Toreador since 1998.

(16)	Consists of (i) the 910,107 shares owned directly by Mr. Lee, (ii) 250,000 shares of common stock issuable to Mr. Lee upon conversion of the Series A-1 Convertible Preferred Stock, and (iii) 70,000 shares of common stock which Mr. Lee has the right to acquire upon the exercise of options within 60 days of February 8, 2005.

(17)	Consists of 250,000 shares of common stock issuable to Mr. Lee upon conversion of the Series A-1 Convertible Preferred Stock.

(18)	Consists of (i) 68,900 shares of common stock owned directly by Wilco and (ii) 68,750 shares of common stock issuable to Wilco upon conversion of the Series A-1 Convertible Preferred Stock. Mr. Lee is the majority shareholder and Chairman of the Board of Wilco.

(19)	Consists of 68,750 shares of common stock issuable to Wilco upon conversion of the Series A-1 Convertible Preferred Stock.

(20)	Mr. McLaughlin has been a Director of Toreador since 1976 and has been Chairman of the Board of Directors since April 1997.

(21)	Includes (i) 184,134 shares of common stock held directly by Mr. McLaughlin and (ii) 105,000 shares of common stock that Mr. McLaughlin has the right to acquire upon the exercise of options within 60 days of February 8, 2005.

(22)	Consists of 37,500 shares received upon conversion of 6,000 shares of Series A-1 Convertible Preferred Stock.

(23)	Mr. Sanders has been a Director of Toreador since July 11, 2001.

(24)	Includes 35,000 shares of common stock that Mr. Sanders has the right to acquire upon the exercise of option within 60 days of February 8, 2005, along with 6,250 shares of common stock issuable upon the conversion of shares of Series A-1 Convertible Preferred Stock.

(25)	Consists of 6,250 shares of common stock issuable upon the conversion of Series A-1 Convertible Preferred Stock.

(26)	Consists of 24,000 shares of common stock issuable upon exercise of warrants. Mr. Brand represented to the Company that he acquired the shares of common stock to be sold pursuant to this prospectus in the ordinary course of business, and at the time of such acquisition, had no agreements or understandings, directly or indirectly, with any person to distribute such shares.

(27)	Consists of 12,800 shares of common stock issuable upon exercise of warrants and 4,000 shares held directly by Mr. Lovett. Mr. Lovett is an affiliate of RP&C International (Securities), Inc., a registered broker-dealer. Mr. Lovett represented to the Company that he acquired the shares of common stock to be sold pursuant to this prospectus in the ordinary course of business, and at the time of such acquisition, had no agreements or understandings, directly or indirectly, with any person to distribute such shares.

(28)	Consists of 12,800 shares of common stock issuable upon exercise of warrants.

(29)	Consists of 3,200 shares of common stock. RP&C International (Guernsey) Limited is wholly-owned by RP&C International, Inc.

The date of this prospectus supplement is February 10, 2005